EXHIBIT 10.1

EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (this “Agreement”) is entered into and effective as of the 8th day of September, 2010 (the “Effective Date”), by and among Macoven Pharmaceuticals, LLC, a Louisiana limited liability company (“Employer”), Pernix Therapeutics Holdings, Inc., a Maryland corporation and sole member of Employer (“Parent”) and John McMahon, a resident of the lawful age of majority of the State of Kentucky (“Employee”), who hereby agree as follows:

WHEREAS Employer desires to employ Employee, and Employee desires to accept employment with Employer, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer, Parent and Employee, intending to be legally bound, hereby agree as follows:

1. Period of Employment.  Employer shall employ Employee, and Employee shall serve Employer during the period commencing on the Effective Date, and continuing through and including December 31, 2013 (the “Term”).  The Term shall automatically renew each year thereafter in accordance with the terms of this Agreement unless otherwise terminated by either Employer or Employee.

2. Duties and Responsibilities.  Employee shall be employed by Employer as Vice President of Sales of Employer.  As such, Employee shall provide services typically provided by a Vice President of Sales in the Business of the Employer, including, without limitation, overseeing and managing the sales and marketing activities of Employer and such other duties and responsibilities as may from time to time be assigned to or vested in Employee by Parent’s Board of Directors (the “Board”) or by any officer of Employer or Parent superior to Employee.  Employee shall have no authority to contractually bind Employer or Parent, and shall not be considered an executive officer of Employer or Parent.  Additionally, Employee’s employment by Employer shall be subject to, and limited by, the following conditions:

(a) Employee shall be available to provide a minimum of forty-five (45) hours per week of services to Employer.  Employee shall provide such services upon request of Employer, but Employer shall not be obligated to request that such services be provided.  So long as Employee is employed by Employer, Employee shall devote Employee’s full time, attention, skill and ability during normal and usual business hours (and outside those hours when reasonably necessary to fulfill Employee’s duties hereunder) to the faithful and diligent performance of the duties and responsibilities described herein.

(b) Employee shall (i) devote his full time, energy and attention during regular business hours (and outside those hours when reasonably necessary to fulfill Employee’s duties hereunder) solely to the benefit and Business of Employer; (ii) not be employed by any other person or entity, whether on a full-time or part-time basis, or otherwise act as a consultant or independent contractor for the benefit of any other person or entity; and (iii) not undertake any other activities (individually or collectively), that conflict or materially interfere with the performance of Employee’s duties hereunder.

(c) Employee’s services shall be performed from Employee’s home located at Lexington, Kentucky or such other location as may be requested from time to time by Employer, as well as at such other locations and subject to such travel requirements as reasonably necessary to the performance of Employee’s duties hereunder.

3. Compensation.  As compensation for the services to be rendered pursuant to this Agreement:

(a) Employer shall pay to Employee an annual salary of Two-Hundred and Eight Thousand and No/100 ($208,000) Dollars (the “Salary”), payable in accordance with Employer’s normal salary payment schedule.

(b) Employee shall also be eligible for an annual cash bonus based on performance of Employee’s duties at the conclusion of each calendar year up to 100% of Employee’s Salary, with the determination of whether to award any annual bonus and the amount of any such bonus to be made by Employer in its sole and absolute discretion.  The Employee must be employed with the Employer, the Parent, or another subsidiary of the Parent on the last day of the performance year in order to be eligible for any such bonus.  Payment of any such bonus shall be made on or after January 1 and on or before March 15 of the year following the performance year.

(c) The Employee shall be eligible to earn compensation in the form of shares of the Parent’s common stock (“Incentive Shares”), subject to the following terms and conditions:

(i) Subject to Section 3(c)(iv), the Parent shall issue to the Employee one Incentive Share for every dollar of Net Income (as defined in Section 3(c)(iv)) in excess of $100,000 that is generated by Employer during each of the following six quarterly periods (the “Initial Quarterly Periods”):  three months ended December 31, 2010, three months ended March 31, 2011, three months ended June 30, 2011, three months ended September 30, 2011, three months ended December 31, 2011 and three months ended March 31, 2012.

(ii) Notwithstanding the foregoing, or any other provision of this Agreement, in no event shall the aggregate amount of Incentive Shares issued to Employee under this Section 4 plus any shares withheld under Section 12 exceed the lesser of 2,000,000 shares or shares of Parent common stock equaling $9.5 million in value (as determined by the average closing price of a share of Parent’s common stock as reported on NYSE Amex for each business day during the applicable Initial Quarterly Period).

(iii) Within thirty (30) days following the completion and filing of the Parent’s quarterly or annual report with the Securities Exchange Commission for an Initial Quarterly Period, the Parent shall calculate the number of Incentive Shares to which Employee is entitled under this Agreement based on the Employer’s Net Income for that Initial Quarterly Period, and, subject to Section 3(c)(iv), issue such Incentive Shares to the Employee (the “Quarterly Grant”).  Notwithstanding the foregoing, for the two Initial Quarterly Periods which end on December 31, Employer shall calculate and issue the Quarterly Grant to Employee on or after January 1 and on or before March 15 of the following year.

(iv) For each of the first five Initial Quarterly Periods, the Employee shall receive 75% of his Quarterly Grant in the form of Incentive Shares that may not be sold or transferred without the consent of the Parent prior to: (1) with respect to the first three Initial Quarterly Periods, March 15, 2012 and (2) with respect to the fourth and fifth Initial Quarterly Periods, March 15, 2013.  The remaining 25% of the Employee’s Quarterly Grant in each of the first five Initial Quarterly Periods (the “Restricted Portion”) will vest on the date that the Parent determines the Quarterly Grant for the Initial Quarterly Period ended March 31, 2012 (such period, the “Final Quarterly Period”), but only if (x) the Employee is employed with the Employer, Parent, or another subsidiary of the Parent on that date; (y) the Employer had positive Net Income for the Final Quarterly Period; and (z) the Employer’s cumulative Net Income (computed in accordance with Section 3(c)(vi), including after considering any Net Loss) as measured across all six Initial Quarterly Periods exceeded $1 million.  Once vested, the Restricted Portion shall be issued as shares earned during the Final Quarterly Period and may not be sold or transferred without the consent of the Parent prior to March 15, 2013.  If the Restricted Portion does not vest, it shall be forfeited immediately.

(v) For the Final Quarterly Period, the Employee shall receive all of his Quarterly Grant in the form of Incentive Shares that may not, without the consent of the Parent, be sold or transferred prior to March 15, 2013.

(vi) As used in this Agreement, “Net Income” shall mean Employer’s net sales (gross sales net of estimates and provisions for sales returns, discounts and Medicaid rebates) plus any other income from operations less cost of product sales, selling expenses, general and administrative expenses, research and development expenses, depreciation and amortization expenses, interest expenses, tax expenses and any other non-cash expenses.  Net Income shall include 100% of net sales of Zema-Pak by Employer, regardless of any contractual provision to the contrary.  Notwithstanding anything contained herein to the contrary, if Employer’s Net Income during any of the Initial Quarterly Periods results in a negative (loss) amount (a “Net Loss”), Employer shall reduce the amount of Net Income in one or more subsequent Initial Quarterly Periods by the amount of such Net Loss for the purpose of determining the Incentive Shares or Employee Incentive Shares issued pursuant to this Agreement.  The Employee agrees and understands that the determination of Employer’s Net Income for all such periods shall be made by Parent, in its sole and absolute discretion, in accordance with generally accepted accounting principles.

(d) Any Incentive Shares issued pursuant to the terms of this Agreement may, in Parent’s sole and absolute discretion, be registered under the Securities Act of 1933, as amended, pursuant to any effective registration statement or, alternatively, may be unregistered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(2) thereof and, if applicable, Regulation D promulgated thereunder.  Any unregistered Parent common stock issued will be subject to restrictions on transferability and resale and may not be resold except as permitted under the Securities Act of 1933, as amended, and any applicable state securities laws pursuant to an exemption therefrom.  Parent may, in its sole and absolute discretion, include legend(s) on any certificate representing Incentive Shares issued pursuant to the terms of this Agreement referencing or describing the limitations on transferability set forth in this Agreement.

(e) If Employee proposes to transfer or otherwise resell, whether voluntarily or by operation of law, any shares of Parent common stock issued to Employee pursuant to the terms of this Agreement, whether during or after the Term, Employee agrees that prior to such transfer or resale, Employee shall first provide written notice to Parent of his intention to transfer or resell such shares specifying the number of shares desired to be transferred.  Upon effectiveness of Parent’s receipt of such notice, Parent shall have the option for a period of five (5) business days to purchase from Employee all or a portion of the Parent common stock desired to be transferred or resold at the most recent closing price of Parent’s common stock as listed on NYSE Amex (or such other exchange as Parent’s common stock may be listed) immediately prior to Parent’s exercise of the option.

(f) Employer shall provide Employee and eligible dependents with health insurance coverage paid by Employer during the Term, and thereafter, the Employee has the right to make COBRA insurance payments for health coverage for the maximum period permissible by law.

(g) Subject to Section 6, Employer shall reimburse Employee for all reasonable, ordinary, and necessary business expenses incurred in the performance of Employee’s duties hereunder in accordance with and subject to the terms and conditions of Employer’s then prevailing expense policy, a copy of which has been provided to Employee.  As a condition precedent to obtaining such reimbursement, Employee shall provide to Employer any and all statements, bills or receipts evidencing the expenses for which Employee seeks reimbursement, and such other related information or materials as Employer may from time to time reasonably require.

4. Issuance of Shares by Compensation Committee.  To the extent the maximum number of Incentive Shares are earned by and issued to the Employee during the Initial Quarterly Periods, the Parent shall issue shares of the Parent’s common stock in accordance with this Section 4:

(i) The Parent shall issue one share of its common stock for each additional dollar of Net Income (as defined in Section 3(c)(vi), including any Net Loss adjustment) in excess of $100,000 earned by Employer in any of the Initial Quarterly Periods for which no Incentive Share was issued to Employee pursuant to Section 3(c)(ii) (the “Employee Incentive Shares”).

(ii) Notwithstanding the foregoing, in no event shall the aggregate amount of Employee Incentive Shares granted pursuant to the terms of this Section 4 (including any shares withheld to satisfy applicable income and/or employment tax laws under the terms of the applicable Stock Incentive Plan, as defined below) exceed the lesser of 2,400,000 shares or shares of Parent common stock equaling $10.5 million in value (as determined by the average closing price of a share of Parent’s common stock as reported on NYSE Amex for each business day during the applicable Initial Quarterly Period).

(iii) To the extent Employee Incentive Shares are required to be issued under this Section 4, the Compensation Committee of Parent’s Board of Directors shall determine within thirty (30) days following the completion and filing of Parent’s quarterly or annual report with the Securities Exchange Commission for an Initial Quarterly Period the recipients of such Employee Incentive Shares from among the full-time and part-time employees of Employer, Parent or another subsidiary of Parent based on the contributions of such employee to the success of Employer during such Initial Quarterly Period.  The Parent shall make the designated grants to the recipients within thirty (30) days following the determination of the amount and recipients of any such Employee Incentive Shares.  Notwithstanding the foregoing, any Employee Incentive Shares issuable for Initial Quarterly Periods ending on December 31 shall be made by March 15 of the following year.

(iv) Any Employee Incentive Shares issued as a result of the Employer’s Net Income during the first three Initial Quarterly Periods may not be sold or transferred, without the consent of the Parent, prior to March 15, 2012.  Any Employee Incentive Shares issued as a result of the Employer’s Net Income during the fourth, fifth, and Final Quarterly Periods may not be sold or transferred, without the consent of the Parent, prior to March 15, 2013.  The Compensation Committee, in its discretion, may impose on any award of Employee Incentive Shares vesting restrictions that are substantially similar to those applicable to Incentive Shares under Section 4(c)(iv).

(v) The Parent shall at all times reserve for issuance such maximum number of Employee Incentive Shares as may be issued by Parent under the terms of this Section 4, and all such Employee Incentive Shares shall be issued from Parent’s 2009 Stock Incentive Plan (the “2009 Plan”) (or such other employee stock incentive plan of Parent the shares of which are registered under the Securities Act of 1933; all such plans together, the Parent’s “Stock Incentive Plans”).  These Employee Incentive Shares may only be issued in compliance with the terms of the applicable Stock Incentive Plan including, without limitation, the limits on the number of shares issuable without compliance with that Plan’s minimum vesting requirements.  Any Employee Incentive Shares to be issued that would exceed such limits shall only be issued as restricted stock with a minimum vesting period of three years.  All such determinations under this Section 4 shall be made in accordance with the Compensation Committee’s charter and the terms of the applicable Stock Incentive Plan.

5. Termination.  Unless Employee’s employment is terminated pursuant to this Section 5, Employer shall continue to employ Employee and Employee shall continue to serve Employer through the Term.

(a) This Agreement shall terminate automatically upon Employee’s death.  In the event of such termination, Employer shall pay to Employee’s heirs or estate an amount equal to the balance of the then earned but unpaid portion of the Salary, net of all required and usual deductions, within thirty (30) days following his death (unless a lesser period of time is required by applicable law or a greater period of time is required by Section 409A, as defined in Section 6).

(b) For purposes of this Agreement, Employee shall be deemed to be under a disability if Employee shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Employee’s essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding thirty (30) days (a “Disability”).  In light of the unique nature of Employee’s services, and the undue burden on Employer that would result from Employee’s long term absence, Employer shall have the right to terminate Employee’s employment hereunder in the event Employee shall remain under a Disability for a period exceeding thirty (30) days, such termination to occur at the end of any calendar month during the continuance of such disability, upon at least thirty (30) days’ prior written notice to Employee.  In the event of such termination, Employer shall pay to Employee an amount equal to the balance of the then earned but unpaid portion of the Salary through the effective date of termination, net of all required and usual deductions, within thirty (30) days following his death (unless a lesser period of time is required by applicable law or a greater period of time is required by Section 409A).

(c) Additionally, Employer shall have the right to terminate Employee’s employment for Cause at any time and without prior notice and without payment of any severance allowance or further compensation beyond the date of termination.  Any amount owed to the Employee shall be paid to him within thirty (30) days following the termination of his employment (unless a lesser period of time is required by applicable law or a greater period of time is required by Section 409A).  For purposes of this Agreement, “Cause” shall include: (i) fraud, libel, slander, dishonesty, or any other act by Employee that is detrimental to Employer or its good will or damaging to its relationships with its members, customers, suppliers, or employees, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of Employee’s obligations hereunder, and (B) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (ii) failure by Employee to comply with applicable laws or governmental regulations with respect to Employer’s operations or the performance of Employee’s duties; and (iii) failure by Employee to perform the duties and responsibilities as may be assigned or delegated, from time to time, to Employee by Employer.

(d) Employer may terminate Employee’s employment without Cause at any time and without prior notice.  In the event of such termination, Employer shall pay to Employee an amount equal to one year’s annual Salary and health insurance coverage for one year.  Subject to Section 6 (including, if applicable, any six-month delay in payment), this severance payment of one year’s annual Salary shall be paid to the Employee in equal installments over a one-year period beginning with the first regular payroll date of the Employer following his termination of employment, and continuing thereafter at such intervals as other salaried employees of the Employer are paid.

(e) Any payments owed to the Employee (or, in the event of his death, to his heirs or estate) will only be made in accordance with Section 6 of this Agreement.  In the event of termination of this Agreement for any reason, the payments (if any) required to be provided to Employee pursuant to this Section shall be in full and complete satisfaction of any and all obligations owing to Employee pursuant to this Agreement.  For the avoidance of doubt, Employee shall have no right to any unissued Incentive Shares following his termination of employment for any reason whatsoever.

6. Section 409A.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) or an applicable exemption.  Accordingly, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A.  No payments provided for under this Agreement that are subject to Section 409A may be accelerated unless such acceleration is permitted by Section 409A.  In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a single calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) No payments or benefits to be made to the Employee under this Agreement upon a termination of employment under Section 5 and that are subject to Section 409A shall be made unless such termination of employment constitutes a “separation from service” as defined in Section 409A.

(d) Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” at the time of separation from service, no payment or benefits to which he becomes entitled under this Agreement as a result of his termination of employment shall be made or paid to him prior to the earlier of (i) the first day of the seventh month following the date of his separation from service due to such termination of employment or (ii) the date of his death, to the extent that such a delay in payment or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2).  Upon the expiration of the applicable Section 409A(a)(2) deferral period, the first payment to the Employee will include all payments deferred under this Section 6 by reason of his status as a “specified employee”.

7. Confidential Information.  Both during and after the Term, Employee shall not, directly or indirectly, divulge, publish, communicate, or make available to any person, corporation, governmental agency, or other entity (except in performing Employee’s duties hereunder), or use for Employee’s own or any other person or entity’s purposes or benefit, any trade secret, confidential business information, intellectual property or any other information, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, improvements, knowledge, or data of Employer, Parent or any other subsidiary of Parent which is not generally known to the public (separately and collectively, “Confidential Information”) (including, but not limited to, Confidential Information relating to research, product development or design, manufacturing or manufacturing processes, maintenance or repair processes, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists, finances (including prices, costs, and revenues), and other business arrangements, plans, procedures and strategies), and shall use Employee’s best efforts to prevent the publication or disclosure by any other person or entity of any such Confidential Information.  Employer shall not be under any obligation to identify specifically by any notice or other action any Confidential Information to which this Section shall apply.  The confidentiality obligations of Employee hereunder shall specifically apply to any such Confidential Information obtained by Employee prior to the Effective Date as a result of (a) Employee’s former ownership interest in the Employer, (b) Employee’s employment with Employer prior to the Effective Date, or (c) any other source.  While Employee is employed by Employer, all documents and Confidential Information compiled, received, held or used by Employee in connection with the business and affairs of Employer shall remain Employer’s property, and shall be delivered by Employee to Employer upon the termination of Employee’s employment, for whatever reason, or at any earlier time requested by Employer.

8. Unfair Competition.

(a) Employee agrees and acknowledges that, by virtue of Employee’s employment and position with Employer, Employee shall have access to and maintain an intimate knowledge of Employer’s activities and affairs, including Confidential Information, trade secrets, confidential business information, and other confidential matters.  As a result of such access and knowledge, and because of the special, unique, and extraordinary services that Employee is capable of performing for Employer or one of its competitors, Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated solely by money damages.  Consequently, Employee agrees that any breach or threatened breach by Employee of Employee’s obligations under this Section, or of Section 7 of this Agreement, would cause irreparable injury to Employer, and that Employer shall be entitled to (i) preliminary and permanent injunctions enjoining Employee from violating such provisions, and (ii) money damages in the amount of fees, compensation, benefits, profits or other remuneration earned by Employee or any competitor as a result of any such breach, together with interest, and costs and attorneys’ fees and paralegals’ fees expended to collect such damages or secure such injunctions.  Nothing in this Agreement, however, shall be construed to prohibit Employer from pursuing any other remedy, the parties having agreed that all such remedies shall be cumulative.

(b) For purposes of this Agreement, the term “Business of Employer” shall mean the development, marketing, sale, and/or licensing of generic versions of branded pharmaceutical products, including, without limitation, generic versions of pharmaceutical products developed, manufactured, licensed and/or sold by Parent or a subsidiary of Parent during the Employee’s employment with Employer, and the related intellectual property rights and Confidential Information with respect thereto.

(c) As a condition of employment with Employer, and as a further material inducement to Employer to employ Employee hereunder, Employee agrees that, while Employee is employed by Employer, and for a period of twelve (12) months thereafter, Employee shall not, directly or indirectly, solicit, hire or induce the termination from employment with Employer of any person who was employed by Employer, or induce or otherwise influence such person to accept employment other than with Employer.

(d) Employee understands and agrees that the relationship between Employer and its customers constitutes a valuable asset and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that, during the effectiveness of this Agreement and for a period of twelve (12) months following Employee's termination of employment with Employer (the “Restricted Period”) in the territories set forth on Exhibit A (the “Restricted Territories”), Employee  shall not, without the prior written consent of the Employer, directly or indirectly, on Employee’s own behalf or as a principal or representative of any other person or entity, solicit, divert, take away or attempt to solicit, divert or take away a customer of Employer that Employee communicated with in any way during his employment with Employer for the purpose of competing with the Business of Employer; provided, however, that the prohibition of this covenant shall not apply to the conduct of general advertising activities.

(e) In consideration of the compensation and benefits being paid and to be paid by Employer to Employee hereunder, Employee understands and agrees that, during the Restricted Period and within the Restricted Territory, he shall not, directly or indirectly, carry on or engage in activities that compete with the Business of Employer on his own or on behalf of any other person or entity.  Employee acknowledges that the Restricted Territory is reasonable because the Business of Employer is carried out throughout the Restricted Territory and that in the performance of his duties for the Employer he is charged with operating on Employer’s behalf throughout the Restricted Territory.

9. Inventions.  Employee hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, or designs, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Employer is engaged or (if such is known to or ascertainable by Employee) considering engaging, which Employee may conceive or make, or may have conceived or made during Employee’s employment with Employer or during Employee’s former ownership in Employer, whether alone or with others, at any time within or without normal working hours, shall be and remain the sole and exclusive property of Employer.  Employer shall have the full right to use, assign, license or transfer all rights to or relating to Work Product.  Employee shall, whenever requested to do so by Employer (whether during Employee’s employment or thereafter), at Employer’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Employer may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Employer any right, title or interest which Employee might otherwise have in any Work Product.  Employee shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Employer, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Employer, whether during Employee’s employment or thereafter.

10. Additional Obligations.  Both during and after the Term, Employee shall, upon reasonable notice, furnish Employer with such information as may be in Employee’s possession, and cooperate with Employer, as may reasonably be requested by Employer (and, after the Term, with due consideration for Employee’s obligations with respect to any new employment or business activity) in connection with any litigation in which Employer is or may become a party.  Employer shall reimburse Employee for all reasonable expenses incurred by Employee in fulfilling Employee’s obligations under this Section unless Employee is a party to such litigation adverse to Parent or Employer.

11. Policies and Procedures.  Employer shall have the authority to establish from time to time the policies and procedures to be followed by Employee in handling the Business of the Employer.

12. Withholding.  The Employee agrees that the Employer and Parent have the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws (the “Required Withholding”).  With regard to any Incentive Shares granted to Employee under Section 3(c), the Parent shall withhold from issuance to Employee such number of whole shares necessary to satisfy the Required Withholding.  The Employee has the right to direct the Employer or Parent to withhold additional amounts or whole shares, as applicable, to satisfy his maximum tax liability for that year.  All amounts withheld by the Employer or Parent under this Section 12 shall be remitted to the applicable tax or governmental authority within the time period required by relevant law, statute, or regulation.

13. Mediation.  With respect to any disputes arising out of or related to this Agreement, the parties will first submit any such matter to non-binding mediation.  The parties shall share equally all initial costs of mediation.  If mediation is not successful, the parties may thereafter bring any additional legal action or proceeding with respect to this Agreement in accordance with the terms and conditions of Section 14 below.

14. Waiver of Right to Jury Trial.  The parties hereto hereby waive the right to a jury trial in any action, proceeding or counterclaim arising out of, or related to, the terms, conditions or enforcement of this Agreement, or any other aspect of the acts, transactions or occurrences described herein, or the transactions contemplated by or related to this Agreement.  The prevailing party (upon the issuance of a final, non-appealable judgment or order) shall be required to be reimbursed by the other party adverse to it or him for its or his reasonable attorneys’ and paralegals’ fees, experts’ fees and costs and fees related to the dispute, including costs of mediation or other legal proceeding, in addition to any other relief to which that party may be entitled.

15. Governing Law.  This Agreement shall be construed in accordance with, and governed by, the Laws of the State of Kentucky applicable to agreements to be performed entirely in the State of Kentucky without regard to its conflicts of law rules.

16. Headings.  The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not control or affect the meaning, construction or interpretation of any of its provisions.

17. Notice.  Any notice or other communication required or permitted under this Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to Employee, to:	John McMahon
6204 Crystal Point Drive
Louisville, Kentucky 40299

If to Employer, to:	Macoven Pharmaceuticals, LLC
33219 Forest West Street
Magnolia, Texas 77354
Attn: Cooper Collins

If to Parent, to:	Pernix Therapeutics Holdings, Inc.
33219 Forest West Street
Magnolia, Texas 77354
Attn: Cooper Collins

Any party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this Section.

18. Binding Effect; Successors.  This Agreement shall be binding upon and shall inure to the benefit of Employer and Parent and their respective successors and assigns, and shall inure to the benefit of and be binding upon Employee and his executors, administrators, heirs and legal representatives.  Because Employee’s services hereunder are special, personal and unique in nature, Employee may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.  Nothing in this Agreement shall preclude Employer and/or Parent from assigning, in full or part, this Agreement to any affiliate of Employer, or preclude Employer or Parent from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes its obligations under this Agreement.

19. Waiver.  No waiver of a default by either party of any term, covenant or condition hereof to be performed or observed by the other party shall be construed as, or operate as, a waiver of any subsequent default of the same or any other term, covenant or condition hereof.  No provision of this Agreement can be waived unless such waiver is expressed in writing and signed by all of the parties hereto.

20. No Conflict.  Employee represents and warrants that Employee is not subject to any agreement, order, judgment or decree of any kind which would prevent Employee from entering into this Agreement or performing fully Employee’s obligations hereunder.

21. Construction.  The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party, regardless of who drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof.  The parties to this Agreement have had sufficient time to consult legal counsel and negotiate changes regarding the terms hereof.  This Agreement shall be deemed to have been drafted by both parties to this Agreement, and neither shall urge otherwise.

22. Severability.  The provisions of this Agreement are severable.  The parties intend that if any provision of this Agreement should be adjudged invalid or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction only, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, provided such invalidity does not materially prejudice either party in its or his rights and obligations contained in the valid provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23. Counterparts; Entire Agreement; Modification.  This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument.  Signatures by facsimile shall be considered valid and binding on the parties hereto.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, representations, and understandings of the parties.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all parties to this Agreement.

[COUNTERPART SIGNATURES ON THE FOLLOWING PAGES]

COUNTERPART SIGNATURE PAGE TO
EMPLOYMENT AND NON-COMPETE AGREEMENT
BY AND AMONG
MACOVEN PHARMACEUTICALS, LLC
PERNIX THERAPEUTICS HOLDINGS, INC.
AND
JOHN MCMAHON

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

EMPLOYEE:	EMPLOYER:

/s/John McMahon	MACOVEN PHARMACEUTICALS, LLC
John McMahon	By: PERNIX THERAPEUTICS, LLC

By: PERNIX THERAPEUTICS HOLDINGS, INC.

AGREED AND ACKNOWLEDGED:	By:	/s/Cooper Collins
Name: Cooper Collins
EMPLOYEE’S SPOUSE:	Its: President and Chief Executive Officer

/s/Kimberly L. McMahon
Name: Kimberly Lynn McMahon

PARENT:

PERNIX THERAPEUTICS HOLDINGS, INC.
	By:	/s/Cooper Collins
Name: Cooper Collins
Its: President and Chief Executive Officer